Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

The parties to this Separation Agreement and General Release (the “Agreement”) are Paul Melkus (“Employee”) and Highlands REIT, Inc. (“Highlands” or “Employer”), collectively referred to as the “Parties.” In consideration of the promises, mutual covenants and agreements contained in this Agreement, Employee and Employer agree as follows:

1.Termination Date. Effective October 30, 2020 (the “Separation Date”), Employee shall be terminated from, and voluntarily cease to hold, any and all offices and positions with Highlands, its parent, affiliates and related companies or entities (the “Employer Entities”). Employee’s separation from Highlands shall be deemed to be, and shall be called, a mutual separation without Cause or Good Reason, as either term is defined in the Amended and Restated Executive Employment Agreement dated November 17, 2018 (the “Employment Agreement”).

2.Severance Pay. Subject to the condition that Employee has not revoked this Agreement during the Revocation Period (as defined below) and subject to Employee’s compliance with this Agreement, Employer agrees to make payments to Employee in the total gross amount of $2,000,000, subject to all applicable withholding and other employment taxes (collectively, the “Severance Pay”). The Severance Pay will be paid out in two installments: (a) $1,000,000, within 14 days after expiration of the revocation period set forth in paragraph 21, below, provided that the revocation period has expired without revocation by Employee, to be paid as follows: (i) $80,652 to be paid to Salvatore Prescott Porter & Porter, PLLC, as attorneys’ fees, with Form 1099s sent for that portion to Employee and to Salvatore Prescott Porter & Porter, PLLC, and (ii) $919,348 to be paid to Employee; and (b) $1,000,000 on or before May 31, 2022, provided that the revocation period expired without revocation by Employee (the “Second Payment”). Employer’s obligation to make the Second Payment will be accelerated to the closing date of any transaction in which all or substantially all of the assets or equity of Employer is sold, if such date precedes May 31, 2022. Employee acknowledges and agrees that the payments specified in paragraphs 2-4 of this Agreement are in full and complete satisfaction of any and all liabilities or obligations the Employer Entities have or may have to Employee, under the Employment Agreement or otherwise, including but not limited to any and all obligations with respect to salary, bonuses, holiday pay, vacation pay, severance pay, insurance, and any other benefits or claims, at any time in the past, present, or future. The Parties further agree the payments provided in this Agreement are provided by the Employer Entities solely under this Agreement on the Employer Entities’ own accord, subject to Employee’s compliance with the terms herein, and that Employee was not legally entitled to the payments provided herein and will not receive the payments unless Employee executes this Agreement, does not revoke this Agreement, and complies with this Agreement.

3.Vacation Pay. Employer will pay out Employee’s accrued vacation pay in the amount of $44,399.27 (subject to withholding and employment taxes) on or before November 13, 2020.

4.Benefit Continuation. Provided that Employee does not revoke this agreement and completes and timely files all necessary COBRA election documentation, Employer will reimburse Employee for his COBRA premium costs for a period that begins on the Separation Date and ends on the earlier of (a) 18 months following the Separation Date; or (b) the date Employee becomes eligible to be covered under any other group health plan (as an employee or otherwise) that does not contain any exclusion or limitation with respect to any preexisting condition which would actually limit Employee’s coverage under such plan. In the event such premium reimbursements, by reason of change in the applicable law, may, in the reasonable view of the Company, result in tax or other penalties on the Company or in the event that the Company is otherwise unable to continue to cover Employee under its group health plan or ceases to maintain or participate in a group health plan, this provision shall terminate and Employee and the Company shall, in good faith, negotiate for a substitute provision that would not result in such tax or other penalties or would provide Executive with a comparable benefit or value, as applicable.

5.Confidentiality; Non-Assistance; Non-Solicitation.

(a)    Employee acknowledges that the Employer Entities’ business is highly specialized and utilizes information which Employee has had access to, is not generally known, is highly confidential and constitutes trade secrets, including proprietary information relating to any Employer Entity’s plans, analysis or strategies; financial information or data; research and development; personnel information; investor, customer and client lists and information; information about the Employer Entities’ actual and targeted assets; non-public information acquired by Employee concerning the requirements and specifications of any Employer Entity’s employees, agents, vendors, contractors, customers and potential customers; other non-public financial information, business and marketing plans; and any other information which is confidential to the Employer Entities (the “Confidential Information”).

(b)     Prior to, and at any time on or after the Separation Date, Employee shall maintain in the strictest confidence and will not, directly or indirectly, use, intentionally or inadvertently publish or otherwise disclose to any third party, any Confidential Information or other non-public information of or belonging to any Employer Entity, regardless of its form, without the prior written explicit consent of the General Counsel of Employer. Employee will not create, or provide information to, cooperate with or otherwise assist any person who he knows, or has reason to know, is creating or preparing to create any article, book, movie, internet posting or any other work depicting Highlands or any officer, director, or employee thereof in any medium. Employee understands that he may always communicate directly with a regulatory authority about a possible violation of an applicable law or rule. Employee also understands and agrees that, without prior written authorization from Employer’s General Counsel, Employee is not authorized to disclose to anyone a communication that is covered by Highlands’s attorney-client privilege.

(c)    Employee further acknowledges that Employer and Employer Entities expend significant resources to develop and maintain their base of investors, lenders, customers and employees, that these relationships are long-standing and have been developed and maintained over a long period of years, that the Employer Entities alone placed Employee in a position to interact with their investors, clients and employees, and that the Employer Entities would be irreparably harmed if their relationships were destroyed or tampered with because such relationships are a significant asset of the Employer Entities.

(d)    In light of Employee’s acknowledgments regarding Confidential Information, investor, lender, and customer relationships and the payments being made hereunder, Employee agrees that, through May 31, 2022, Employee will not, directly or indirectly:

(i) approach, engage with, work with, or contact, any bidder or potential bidder for the Employer’s assets or equity who could benefit, to the detriment of any other bidder or potential bidder, from Employee’s knowledge, experience, and exposure to the confidential information, trade secrets, and relationships with the Employer’s investors and lenders;
(ii) recruit, hire, retain or attempt to recruit, hire, or retain, any then-current employee or independent contractor of Employer, or any former employee who was employed by Employer within the prior six months, for employment or engagement with an entity other than Employer; or
(iii) entice or attempt to persuade Employer’s then-current employees or independent contractors to leave employment or engagement with Employer.

(e)    Tolling. The running of the time periods applicable in Paragraph 4(d) hereof shall be suspended during the period of any violation of these provisions by Employee.

(f)     Reasonableness of Covenants. Employee acknowledges that the duration and scope of each of the above restrictions and limitations (including, but not limited to, the time periods, geographic, and customer scopes of restriction) are fair, reasonable, and necessary to protect the Employer Entities’ legitimate protectable interests, including their interests in Confidential Information and investor, customer and employee relationships set forth above. Employee acknowledges that the above restrictions will not prevent Employee from earning a livelihood or obtaining gainful employment.

(g)    Additional Duties Under Applicable Law. All of Employee’s obligations set forth in this Agreement shall be in addition to those which exist under statute and at common law.

6.    Company Property. Employee will turn over to Employer within one business day of the Separation Date, all memoranda, records, documents, Employer manuals, credit cards, pass keys, and all other Highlands information or property (whether in hard copy or electronic form), no matter how produced, reproduced or maintained, which is in Employee’s possession.

7.    Non-Disparagement. Employee agrees that neither he, nor anyone else on his behalf, will disparage, defame, or demean Employer or any other Employer Entity or any of their directors, officers, shareholders, members, employees, attorneys, or agent. Employee further agrees that neither he, nor anyone else on his behalf will take any other action which is intended to, or should be reasonably expected to, harm any Employer Entity or its reputation, or to otherwise lead to unfavorable or unwanted publicity for such entity or any of their directors, officers, shareholders, members, employees, attorneys, or agents. Likewise, Employer agrees that its officers and directors will not disparage, defame, or demean Employee and will not take any other action which is intended to, or should be reasonably expected to, harm Employee or his reputation. If Employer receives an inbound call asking for a reference for Employee, Employer shall provide his dates of employment only and shall provide no additional information. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings.

8.    Cooperation. Following the Separation Date, in further consideration of the payments that are being made to Employee pursuant to this Agreement, Employee will cooperate with Employer Entities, regarding any investigation, or threatened or actual legal proceeding, by or against any Employer Entity or by any private person or government agency, but agrees not to disclose or to discuss with anyone who is not directing or assisting in any Employer Entity investigation or case, other than Employee’s attorney, the fact of or the subject matter of any investigation, except as required by law. Employee also agrees, to the extent legally permitted, to promptly inform Employer if Employee is asked to assist in any investigation of Employer or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against Employer with respect to such investigation, and shall not do so unless legally required.

9.    Share Repurchase. Employee is currently the owner of 2,304,547 shares of common stock in Employer (the “Shares”). Conditioned on Employee’s execution of this Agreement, Employee’s not revoking this Agreement, and Employee’s full compliance with this Agreement, Employer will repurchase all Shares for $0.36/share, for an aggregate purchase price equal to $829,636.92 (the “Purchase Price”). Within fourteen days of passage of the expiration of the deadline for Employee revoking this Agreement, if he does not do so, Highlands or its designee shall deliver to Employee the Purchase Price by wire transfer of immediately available funds to the account(s) designated by Employee. Employee represents and warrants that he holds of record and owns beneficially the Shares and Employee will transfer to Highlands hereunder good and marketable title to such Shares, free and clear of all liens, encumbrances, restrictions on transfer (other than any restrictions under applicable securities laws (both state and federal)), taxes, options, warrants, rights, calls, commitments, proxies or other contract rights. Employee acknowledges and agrees that the Shares have been repurchased by Highlands as of the Separation Date, all right, title and interest in the Shares are now owned by Highlands, and Employee no longer has any rights as a holder of the Shares or pursuant to any agreement relating to the Shares. Furthermore, from and after the date hereof, and when requested by the Employer, Employee will, without further consideration, execute and deliver all such instruments of conveyance and transfer and will take such further actions as the Employer may reasonably deem necessary or desirable in order to transfer the Shares to the Employer and to carry out fully the provisions and purposes of this Agreement.

10.    Release. In consideration for the payments under this Agreement, EMPLOYEE HEREBY RELEASES, FOREVER DISCHARGES THE EMPLOYER ENTITIES AND ANY PREDECESSOR, SUCCESSOR, JOINT VENTURE AND PARENT OF ANY EMPLOYER ENTITY, AND ANY AND ALL OF THEIR RESPECTIVE PAST OR PRESENT OFFICERS, DIRECTORS, PARTNERS, INSURERS, AGENTS, ATTORNEYS, EMPLOYEES, TRUSTEES, ADMINISTRATORS, FIDUCIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”), FROM ANY AND ALL MANNER OF ACTIONS, CAUSES OF ACTIONS, DEMANDS, CLAIMS, AGREEMENTS, PROMISES, DEBTS, COMPENSATORY, LIQUIDATED, PUNITIVE OR OTHER DAMAGES, LAWSUITS, ANY LIABILITIES OF ANY NATURE WHATSOEVER, RIGHTS, DUES, CONTROVERSIES, COSTS, EXPENSES AND FEES (COLLECTIVELY, “CLAIMS”), WHETHER ARISING IN CONTRACT (INCLUDING UNDER THE EMPLOYMENT

AGREEMENT OR ANY OTHER WRITTEN OR ORAL AGREEMENT), TORT OR ANY OTHER THEORY OF ACTION, WHETHER ARISING IN LAW OR EQUITY, WHETHER KNOWN OR UNKNOWN, CHOATE OR INCHOATE, MATURED OR UNMATURED, CONTINGENT OR FIXED, LIQUIDATED OR UNLIQUIDATED, ACCRUED OR UNACCRUED, ASSERTED OR UNASSERTED, FROM THE BEGINNING OF TIME UP TO THE END OF THE RESTRICTED PERIOD, THAT EMPLOYEE (OR EMPLOYEE’S SPOUSE, HEIRS, EXECUTORS, ADMINISTRATORS OR ASSIGNS) MAY HAVE, EXCEPT FOR THOSE OBLIGATIONS CREATED BY THIS AGREEMENT AND THOSE OBLIGATIONS SPECIFICALLY EXCLUDED UNDER PARAGRAPH 3 OF THIS AGREEMENT. The Released Parties are intended to be third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof. EMPLOYEE EXPRESSLY WAIVES THE BENEFIT OF ANY STATUTE OR RULE OF LAW WHICH, IF APPLIED TO THIS AGREEMENT, WOULD OTHERWISE PRECLUDE FROM ITS BINDING EFFECT ANY CLAIM AGAINST ANY RELEASED PARTY NOT NOW KNOWN BY EMPLOYEE TO EXIST. THIS AGREEMENT IS INTENDED TO BE A GENERAL RELEASE THAT EXTINGUISHES ALL CLAIMS AGAINST ANY RELEASED PARTY.

Without in any way limiting the generality of the foregoing, this Agreement constitutes a full release and disclaimer of any and all Claims arising out of or relating in any way to Employee’s employment, continued employment, retirement, resignation, termination of employment with Employer or otherwise, whether arising under or out of any contract (including but not limited to the Employment Agreement) or any statute including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Family and Medical Leave Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Americans With Disabilities Act, and any county, municipal, and any other federal, state or local statute, ordinance or regulation, all as may be amended from time to time, or common law claims or causes of action relating to alleged discrimination, breach of contract or public policy, wrongful or retaliatory discharge, tortious action, inaction, or interference of any sort, defamation, libel, slander, personal or business injury, including attorneys’ fees and costs, and all claims for salary, bonus, vacation pay, and reimbursement. Employee acknowledges and agrees that Employee’s separation from employment with the Employer Entities in compliance with the terms herein shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967, or any other statute, or the Employment Agreement or any other contract). Employee further acknowledges and agrees that this Agreement constitutes a full release of any and all claims related to the Shares.

Prior to the Separation Date, Employee, through counsel, suggested that he may claim to have been terminated by Employer in an effort to evade certain Change-in-Control provisions in his Employment Agreement, claiming that he believed Employer would experience a Change In Control as defined in Paragraph 12(d) of the Employment Agreement. Employer denies any such effort or intent and denies that Employee would be entitled to any compensation even if there was a Change In Control following his termination, given that under Paragraph 5(b) of the Employment Agreement, any such entitlement would only exist were he terminated after a Change in Control. Nevertheless, for the avoidance of doubt, Employee is waiving in this Agreement any claims that he is entitled to additional compensation from Employer for any reason, including the occurrence of a Change in Control after the Separation Date. Employee acknowledges and agrees that following the execution of this Agreement, Employer’s sole obligations and responsibilities to Employee are those defined in and limited by this Agreement.

Prior to the Separation Date, Employer, through counsel, suggested that Employee may have violated the terms of his Employment Agreement by improperly providing information about Employer to a third party. For the avoidance of doubt, nothing that has occurred prior to the Separation Date shall be grounds for Employer not to make the payments to Employee that are provided in Paragraphs 2-4 above.

11.    Employee represents that Employee has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein.

12.    Employee further acknowledges that, to the fullest extent legally permitted, Employee has specifically waived Employee’s right to any monetary recovery or injunctive relief in any lawsuit, including the right to any monetary recovery or injunctive relief in any lawsuit brought by any agency, entity or person on Employee’s behalf, with respect to any claims released herein, or resulting from the prosecution of any administrative charge, investigation or proceeding. Employee understand that by signing this Agreement, Employee does not waive any rights that cannot be waived under law, including the right to file a charge with or participate in any administrative investigation or proceeding by the EEOC or any comparable federal, state or local agency. However, Employee waives and releases, to the fullest extent legally permissible, all entitlement to any form of personal relief arising from a charge Employee or others may file. Employee understands that this waiver and release of personal relief would not affect an agency’s ability to investigate a charge or to pursue relief on behalf of others. Employer acknowledges that Employee does not waive or release any claims or other matters that, by operation of law, Employee cannot waive or release unilaterally. The provisions of this Agreement should not be construed to interfere with Employee’s right to file charges with the EEOC or other administrative agency or otherwise communicate or cooperate with such agency, notwithstanding the waiver of monetary and other relief.

13.    Voluntariness. Employee warrants that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that Employee is entering into this Agreement knowingly and voluntarily, without any force, threat or coercion and without reliance on any statement or representation made on behalf of any Employer Entity or by any person employed by or representing any Employer Entity, except for the written promises contained in this Agreement.

14.    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with regard to all matters, including but not limited to Employee’s employment, termination, stock ownership, any other payments owed to Employee and the other subject matters addressed in this Agreement, and supersedes and replaces all prior commitments, negotiations and agreements, whether written or oral, concerning the subject matters contained in this Agreement. This Agreement is an integrated document; the consideration in it is the sole consideration for this Agreement.

15.    Equitable Relief and Other Remedies. The Parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. Furthermore, Employee acknowledges and agrees that the Employer Entities’ remedies at law for a breach or threatened breach of the provisions of Paragraph 4 would be inadequate. In recognition of this fact, it is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available to the Employer in the case of a breach or threatened breach of this Agreement. It is also agreed that, in addition to any other remedies, in the event of a material breach of this Agreement, Employer may withhold and retain all or any portion of the remaining Severance Pay, and any Severance Pay previously paid to Employee shall immediately be repaid to Employer.

16.    Attorneys’ Fees. In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of litigation incurred by it, including such party’s reasonable attorneys’ fees.

17.    Severability and Reformation. If any provision, paragraph, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction in any state to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable to the maximum extent permitted by the laws of that state. In addition, the Parties expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement, but only to the extent necessary to comply with existing law and to enforce this Agreement as modified.

18.    No Admission. Nothing in this Agreement shall be construed as an admission of any wrongdoing by any person or entity.

19.    Governing Law. This Agreement was executed and delivered within the State of Illinois, and the rights and obligations of the Parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Illinois without regard to any rules regarding conflict of laws.

20.    Jurisdiction. The Parties agree that any dispute relating to this Agreement or Employee’s employment with Employer or the termination thereof shall be exclusively submitted by the Parties to, and decided by, the courts in Chicago, Illinois. Employee voluntarily and willingly subjects himself to the personal jurisdiction of the state and federal courts located in Chicago, Illinois, for any and all disputes related to this Agreement. Employee also agrees to waive any requirement of personal service in any such dispute, and agrees that service of process in any such dispute may be effectuated by mailing a copy of such process to Employee at the address provided underneath Employee’s signature block on this Agreement.

21.    Revocation Period. The Parties acknowledge that Employee shall have the right to revoke and cancel this Agreement if Employee, at any time within the seven calendar days following its execution (the “Revocation Period”), revokes it. If Employee desires to revoke and cancel this Agreement, Employee must do so in writing and return this document to the General Counsel of Highlands REIT, Inc. within the Revocation Period, and all terms of the Agreement shall thereafter be void and of no effect. If this Agreement is canceled and revoked by Employee, Employer shall have no obligations under this Agreement.

Employee has been hereby advised in writing and encouraged by Employer to consult with an attorney before signing this Agreement and that Employee has at least twenty-one (21) days to consider it. Employee has carefully read and fully understands this Agreement, has had sufficient time to consider it, has had an opportunity to ask questions and have it explained, and is entering into this Agreement freely, knowingly and voluntarily, with an understanding that the general release contained herein will have the effect of waiving any action or recovery Employee might pursue for any claims arising on or prior to the date of the execution of this Agreement. Employee understands that Employee has seven (7) days after the execution of this Agreement to revoke it and that this Agreement shall not become effective and enforceable until the Revocation Period has expired. The Parties agree that the provisions contained in this Agreement may not be amended, waived, changed or modified, except in writing and signed by an authorized representative of each of the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement.

Date: November 4, 2020	/s/ Robert J. Lange
Name: Robert J. Lange
Title: Executive Vice President, General Counsel and Secretary

/s/ Paul Melkus
Employee